EXHIBIT 99.2


August 25, 1997
7:30 A.M. CDT
Evelyn Vida  (612) 639-5229

    PENTAIR COMPLETES ACQUISITION OF GENERAL SIGNAL PUMP GROUP

St. Paul, Minn. -- Pentair, Inc. (NYSE: PNR) today announced it completed the acquisition of the General Signal Pump Group. The purchase price was approximately $200 million.

     "The four brand-name pump businesses acquired from General
Signal -- Aurora, Hydromatic, Fairbanks Morse, and Layne & Bowler -- have been combined with our existing Myers pump business to form the Pentair Pump Group," said Rick Cathcart, Pentair Executive Vice
President. "Our chief task now is to integrate the businesses, assess the synergies that exist between them, and capitalize on opportunities for improvement."

     The Pentair Pump Group designs, manufactures, and markets pumps for residential, commercial, and municipal applications. The Group employs more than 1,500 people at manufacturing locations in Ashland, Ohio; North Aurora, Illinois; and Kansas City, Kansas and at an assembly plant in Thomasville, Georgia.

     Pentair has owned the F.E. Myers pump business since 1986. In early 1995, Pentair announced plans to expand its presence in the water products markets and subsequently acquired water conditioning control valve manufacturer Fleck Controls in November 1995. In January 1996, Pentair acquired Aplex, a maker of industrial pumps, which became a wholly owned subsidiary of Myers. In December 1996, Pentair acquired SIATA, S.p.A., an Italian manufacturer of water conditioning control equipment, and incorporated it into Fleck Controls. The General Signal Pump Group is Pentair's fourth water-related acquisition since Pentair launched its water products strategy.

     "The Pentair Pump Group -- with its combined brands -- now holds a leading market share in North American residential, commercial, and municipal pump markets," Rick Cathcart explained. "And the added strength of the acquired brands gives us the impetus we need to be a significant player in the rapidly expanding global market."

     With approximately 11,000 employees worldwide, Pentair is a diversified manufacturer operating in three principal markets: electrical and electronic enclosures; professional tools and equipment; and water products. Headquartered in St. Paul, Minnesota, Pentair operates from
54 manufacturing and distribution locations in North America, Europe, and Asia.